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               UNANIMOUS WRITTEN CONSENT IN LIEU OF MEETING OF
                            THE BOARD OF DIRECTORS
                                      OF
                             TEQ - 1 CORPORATION
                            (a Nevada corporation)


     The undersigned, consisting of the sole member of the Board of Directors of TEQ - 1 Corporation, a Nevada corporation (the "Company"), hereby adopts the following resolution by written consent to be effective October 1, 2001.

     WHEREAS, on January 1, 2001, the Board of Directors authorized the Company enter into a Rental/Utilities Agreement with Tammy Gehring effective January 1, 2001 ("Rental/Utilities Agreement"); and

     WHEREAS, pursuant to the Rental/Utilities Agreement among other things, the Company was to accrue all rental amounts until such time the Company had net income of $50,000; and

     WHEREAS, on June 22, 2001, the Board of Company authorized the Company to prepare a private offering under Rule 506 of Regulation D effective July 1, 2001 ("506 Offering") to raise working capital for the Company, and in such private offering memorandum represented that a portion of the proceeds would be used for accrued expenses owed by the Company; and

     WHEREAS, at this time the Company has funds to pay for the accrued rental expenses and further the accrued utilities/miscellaneous expenses; and

     WHEREAS, to allow as an inducement to the Company to continue to use the office space in the home of Tammy Gehring, President of the Company, the Board of Directors believes it to be in the best interest of the Company to terminate the January 1, 2001 Rental/Utilities Agreement; to execute a new agreement waiving the provisions mentioned above regarding the accruing of the rental expenses and utilities/miscellaneous expenses; and to pay all past accrued rental expenses and utilities/miscellaneous expenses and begin paying these expenses on a month-to-month basis; and

     WHEREAS, the Board of Directors believes it is in the best interest of the Company to enter into, execute and perform in accordance with a Rental/Utilities Agreement dated October 1, 2001 by and between the Company and Tammy Gehring and that such agreement shall be a valid and binding obligation of the Company and enforceable in accordance with its terms.

     WHEREAS, the Rental/Utilities Agreement dated October 1, 2001, attached hereto and incorporated herein by this reference, has been reviewed by management and the Board of Directors of the Company.

     THEREFORE BE IT RESOLVED, that the Board of Directors hereby authorize the Company to terminate the Rental/Utilities Agreement effective January 1, 2001; and

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     THEREFORE BE IT FURTHER RESOLVED, that the Board of Directors hereby authorized the Company to enter into, execute and perform in accordance with the Rental/Utilities Agreement dated October 1, 2001 attached hereto, and

     THEREFORE BE IT FURTHER RESOLVED, that the Company pay for all accrued rental expenses and further all accrued utilities/miscellaneous expenses through September 30, 2001 and begin paying for this expenses on a month-to-month basis beginning on October 1, 2001, with the first payment due October 31, 2001 and each payment thereafter being due on the last day of each month; and

     THEREFORE BE IT FURTHER RESOLVED, that the appropriate officers are hereby authorized to carry out this resolution on behalf of the Company and are authorized, empowered, and directed, in the name of and on behalf of the Company, to execute and deliver all documents, to make all payments, and to perform any other act as may be necessary from time to time to carry out the purpose and intent of this resolution. All such acts and doings of all officers which are consistent with the purposes of this resolution are hereby authorized, approved, ratified, and confirmed in all respects.

     IN WITNESS WHEREOF, the undersigned sole member of the Board of Directors has executed this document as of the date first written above.

 /S/ TAMMY GEHRING
______________________________________
Tammy Gehring, Director


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